                                             AMENDMENT NO. 3

                                                  To the

                                     OPPENHEIMER CHAMPION INCOME FUND

                                                 BY-LAWS

     This  Amendment  Number  3 is made as of March 1,  2005 to the  By-Laws  of
Oppenheimer  Champion  Income Fund (the  "Trust"),  dated  October 24, 2000,  as amended October 23, 2001 and December 16, 2002.

     WHEREAS,  the  Trustees,  acting  pursuant  to Article  VII, of the Trust's
By-Laws  dated  October 24, 2000 and amended  October 23, 2001 and  December 16,
2002,  desire to amend the By-Laws to  provide,  among  other  things,  that the
Chairman  may not be an  "interested  person"  of the  Trust as  defined  by the
Investment Company Act of 1940 and does not have additional  liability by virtue of his or her title.;

     NOW, THEREFORE, the Trust's By-Laws are amended as follows:

     1. The first  sentence of Section 8 of Article I of the Trust's  By-Laws is
deleted in its entirety and replaced with the following language:

     The meetings of the  Shareholders  shall be presided over by the President, or if he shall not be present, by a Vice-President,  or if none of the President or any Vice-President is present, by a chairman to be elected at the meeting.

     2.  Article II of the  Trust's  By-Laws is amended by adding the  following language as new Sections 7, 8 and 9:

     Section 7. Chairman of the Board.  The Board of Trustees shall appoint from among its number a Chairman who shall serve as such at the pleasure of the Board of Trustees.  The Chairman shall be, unless otherwise  specifically  approved by resolution of the Board of Trustees, independent, which shall be a person who is not an interested person (as defined in Section 2(a)(19) of the 1940 Act) of the
Trust or the investment  adviser or any affiliated person thereof.  The Chairman shall not be an officer  of the Trust.  When  present,  he shall  preside at all meetings of the Board of  Trustees,  and he may,  subject to the approval of the
Board of  Trustees,  appoint a Trustee to preside  at  meetings  of the Board of
Trustees in his absence.  He shall perform such other duties as the Trustees may from time to time designate.

     Section 8. Audit  Committee  Financial  Expert.  The Board of Trustees  may
designate from among its members an "audit committee  financial  expert" or such other  person(s)  of similar  designation  to satisfy  any  requirement  of law.
Section 9.  Neither the  Chairman,  nor any Trustee who is  determined  to be an audit committee financial expert or similarly  designated person, will be deemed an "expert"  for any  purpose,  including  without  limitation  for  purposes of
Section 11 of the  Securities  Act of 1933,  as a result of being  designated or identified as the Chairman or an audit committee  financial  expert or similarly designated  person.  The  designation  or  identification  of any Trustee as the
Chairman,  an audit committee  financial expert or similarly  designated  person shall not  impose on such  person,  directly  or  indirectly,  by  construction, implication or otherwise, any duties,  obligations or liability that are greater than the duties,  obligations or liability imposed on such person as a member of
any  Committee   and/or  the  Board  in  the  absence  of  such  designation  or identification.  No Trustee  shall have or assume,  directly or  indirectly,  by construction,  implication or otherwise,  any additional duties,  obligations or liabilities  because  he or  she  may  have  special  training,  experience,  or knowledge, or is otherwise well versed in any matter.